EXHIBIT 8

                     OPINION OF PITNEY, HARDIN, KIPP & SZUCH
                      AS TO FEDERAL INCOME TAX CONSEQUENCES


                                                August 11, 1998


United National Bancorp
1130 Route 22 East
P.O. Box 6050
Bridgewater, NJ  08807-0010
Attn.: Thomas C. Gregor, Chairman,
       President, and Chief Executive Officer

State Bank of South Orange
Valley and Third Streets
P.O. Box 384
South Orange, NJ  07049
Attn.: James J. Young, President
       and Chief Executive Officer


     We have acted as counsel for United National Bancorp ("United"), a New Jersey corporation and registered bank holding company, and United National Bank ("UNB"), a national banking association wholly-owned by United, in connection with the proposed merger (the "Merger") of State Bank of South Orange ("SBSO"), a bank chartered under the laws of New Jersey, with and into UNB. The Merger will be effected pursuant to that certain Agreement and Plan of Merger dated June 25, 1998 (the "Merger Agreement") among United, UNB, and SBSO.

     Capitalized terms used but not defined herein shall have the meanings specified in the Proxy Statement-Prospectus pertaining to the Merger.

     We have assumed with your consent that:

          (a) the Merger will be effected in accordance with the Merger Agreement, and

          (b) the representations contained in the letters of representation from United and SBSO to us dated August 6, 1998 and August 11, 1998, respectively, will be true at the Effective Time.

     On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that the Merger will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that:

          (i) no gain or loss will be recognized for federal income tax purposes by United, UNB or SBSO in connection with the Merger;

          (ii) no gain or loss will be recognized for federal income tax purposes by SBSO stockholders upon the exchange in the Merger of shares of SBSO Common Stock solely for United Common Stock (except with respect to cash received in lieu of a fractional share interest in United Common Stock);

          (iii) the basis of United Common Stock received in the Merger by SBSO stockholders (including the basis of any fractional share interest in stock) will be the same as the basis of the shares of SBSO Common Stock surrendered in exchange therefor;

          (iv) the holding period of United Common Stock received in the Merger by SBSO stockholders (including the holding period of any fractional share interest in stock) will include the holding period during which the shares of SBSO Common Stock surrendered in exchange therefor were held by the SBSO stockholder, provided such shares of SBSO Common Stock were held as capital assets; and

          (v) cash received by a holder of SBSO Common Stock in lieu of a fractional share interest in United Common Stock will be treated as received in exchange for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the SBSO Common Stock allocable to the fractional share interest.

     The tax consequences described above may not be applicable to SBSO stockholders that acquired the stock of SBSO pursuant to the exercise of an employee stock option or right or otherwise as compensation, that hold SBSO Common Stock as part of a "straddle" or "conversion transaction," or that are insurance companies, securities dealers, financial institutions or foreign persons.

     We hereby consent to the reference to us under the heading "THE PROPOSED MERGER -- Federal Income Tax Consequences" in the Proxy Statement-Prospectus pertaining to the Merger and to the filing of this opinion as an exhibit to the related Registration Statement on Form S-4 filed with the Securities and Exchange Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                                Very truly yours,



                                                PITNEY, HARDIN, KIPP & SZUCH